EXHIBIT 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL 2025 FIRST QUARTER RESULTS

TULSA, OK, July 11, 2024—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal first quarter ended May 31, 2024.

First Quarter Summary Compared to the Prior Year First Quarter

●	Net revenues were $10.0 million compared to $14.5 million.
●	Average active PaperPie Brand Partners totaled 13,400 compared to 23,200.
●	Average active PaperPie Brand Partners totaled 15,015 as of February 29, 2024.
●	Loss before income taxes were $(1.7) million, compared to $(1.2) million.
●	Net Loss totaled $(1.3) million, compared to $(0.9) million.
●	Loss per share totaled $(0.15) compared to loss per share of $(0.11), on a fully diluted basis.

Per Craig White, Chief Executive Officer, “I am encouraged that we were able to cover our historically negative first quarter cash outflows with the $2.9 million of positive cash flows we generated from inventory reductions through higher sales volume during the quarter. The positive impact of inventory reduction is also evidenced in our line of credit which remained level during the quarter. We also maintained our strategic discipline in inventory purchasing, which accelerates inventory reductions and increases future cash flows. We expect cash flows from inventory reductions to accelerate allowing us to maintain within our line of credit availability as we enter the second quarter, which is seasonally our slowest period of the year.”

“In June we ran promotions to invite new Brand Partners to join our direct sales division PaperPie. I am excited to say the promotions are showing signs of success as we added over 3,700 new Brand Partners thus far, increasing our total active Brand Partners to 14,700 at the end of June. We are excited to have these new Brand Partners join and are running several promotions over the summer to help them gain knowledge, experience and success before we head into fall, which is our most robust selling season of the year.”

“Throughout the majority of the year we have strategically focused on solidifying the long-term future health and stability of Educational Development. On May 26, 2024 we announced the lease of approximately one half of our space in the Hilti Complex to a 3rd party. The lease commenced July 1, 2024 and is for an initial term of five years, with an option to renew for another five years. The lease proceeds will generate approximately $1.0 million of new cashflow per year, further positioning us to return to profitability. This lease will remain with the Company post building sale.”

“Secondly, on June 6th we executed a sale/leaseback agreement for the Hilti Complex totaling $35.5 million. The agreement excludes the 17 acres of excess land next to the Hilti Complex which will remain under the Company’s ownership. As part of the sale agreement, our existing Hilti Lease will be assigned to the buyer. The terms of the Company’s leaseback will be for 10 years and include standard market rates and triple-net terms. We expect the closing to be within 90 days of the executed agreement. The proceeds from the sale are expected to fully pay back our borrowings with our bank and we expect to have minimal borrowing needs on a go-forward basis. Further, our recent agreement with our bank includes a $4.5 million line of credit, post building sale, to ensure we have adequate financing for future operations.”

“The outcome from these two agreements are major steps to returning the Company to profitability and sharing that profitability in the form of longstanding dividends with our shareholders. I would like to again thank our stakeholders for your ongoing support, including our Brand Partners, Customers, Employees, Vendors and Shareholders. It’s with your support that we remain steadfast in our mission to improve children’s literacy,” concluded Mr. White.

	Three Months Ended May 31,
	2024	2023
NET REVENUES	$9,993,400	$14,524,000

LOSS BEFORE INCOME TAXES	(1,747,000)	(1,200,600)

INCOME TAX BENEFIT	(468,000)	(327,800)
NET LOSS	$(1,279,000)	$(872,800)

LOSS PER SHARE	$(0.15)	$(0.11)

DIVIDENDS PER SHARE	$-	$-

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,266,771	8,278,049
Diluted	8,266,771	8,278,049

Fiscal 2025 Earnings Call

Date: Thursday, July 11, 2024

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 40168

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, cybersecurity threats and incidents, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2024, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2024 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.